Exhibit 99.1

Advanced Photonix, Inc. Reports Fourth Quarter and Fiscal 2013 Results

ANN ARBOR, Mich., July 1, 2013/Advanced Photonix® (NYSE MKT: API) (the “Company”) today reported results for the fourth quarter and year ended March 31, 2013.

Financial Highlights for the Fourth Quarter and Fiscal Year Ended March 31, 2013

●
Net sales for the quarter were $6.0 million, a decrease of $0.5 million or 8% from the fourth quarter ended March 31, 2012. Sequentially, revenues were up 3% relative to the third quarter of fiscal 2013.

●	Net sales for the current fiscal year were $23.6 million, a decrease of 20% over the prior year. The decrease was attributable to our telecommunication, homeland security and medical market sales.

●	Gross profit margin for Q4 2013 was 35.8% of sales compared to 34.2% for the quarter ended March 31, 2012. Cost reduction efforts and a favorable mix helped improve the rate.

●	Gross profit margin for the fiscal year 2013 was 37.3% relative to 40.2% in the prior year.

●	Current quarter net loss was $1,081,000 or $0.03 per diluted share, as compared to a quarterly net loss of $1,063,000, or $0.03 per diluted share for the quarter ended March 31, 2012.

●	Net loss for the fiscal year 2013 was $4.4 million or $0.14 per diluted share, as compared to a loss of $2.1 million, or $0.07 per diluted share for the prior year period.

●
The Non-GAAP net loss for the fourth quarter of fiscal 2013 was $775,000 or $0.02 per diluted share, as compared to a Non-GAAP loss of $654,000, or $.02 per diluted share, for the fourth quarter last year. The Company reported full-year Non-GAAP net loss of $3.1 million, or $0.10 per diluted share, as compared to a Non-GAAP loss of $913,000, or $0.03 per diluted share, for the comparable prior year period.

●
Adjusted EBITDA (which is defined as GAAP earnings before interest, taxes, depreciation, amortization and stock compensation), was a negative $572,000 for the fourth quarter of fiscal 2013 as compared to negative adjusted EBITDA of $416,000 for the quarter ended March 31, 2012. For the fiscal year 2013, the Company reported negative adjusted EBITDA of $2.2 Million as compared to an adjusted EBITDA of $257,000 for the comparable prior year period.

Operating Expenses
The Company’s total operating expenses for the quarter were $3.3 million, similar to the fourth quarter last year. As a percent of revenue, total operating expenses were 54.5% compared to 49.9% for the fourth quarter last year. For the year, total operating expenses were $13.2 million, or 55.9% of revenue, compared to $14.5 million, or 49.2% of revenue last year.

Balance Sheet
The Company finished the year with $619,000 in cash compared to $3.2 million as of March 31, 2012 due primarily to the losses that were funded during the year.  Net working capital as of March 31, 2013 was $4.9 million and the Company had the ability to borrow up to $1.5 million on the Company’s line of credit.

Richard Kurtz, Chairman and Chief Executive Officer, commented, "Last year was a difficult year, but we expect to return to growth this coming fiscal year. The Thailand flooding in late 2011continued to impact 100G orders from our customers early in our fiscal year 2013 and we did not succeed getting our new low cost source for a subcomponent to ramp up in volume as needed until after year end. Coupled with a slowdown in China and the fall off of the In-Q-Tel contract work, we saw our top line drop by 20%. As we announced in June, the supply chain bottleneck has been solved and we have been able to respond to our customers increased demands for 100G product. Combined with the recent purchase of the operating assets of Silonex, we expect a return to growth with fiscal 2014 sales looking to be higher than this last year by over 35%.”

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

Conference Call
Participating in the call will be Richard Kurtz (CEO and Director), Rob Risser (COO and Director), and Jeff Anderson (CFO). The live audio webcast will be accessible at http://www.videonewswire.com/event.asp?id=94645 and will last approximately one hour. The conference call will end with a question and answer period. To access the conference call dial 800.860.2442 (412.858.4600 for international and 866.605.3852 for Canada).

Alternatively, an archived version of the conference call will be available shortly following the conclusion of the live call in the Investors section of API's website at www.advancedphotonix.com.

Forward-looking Statements:
The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products; and the risk factors listed from time to time in the Company’s’ Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings. The Company assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

CONDENSED CONSOLIDATED BALANCE SHEET
ASSETS	March 31, 2012	March 31, 2013
Current assets
Cash and cash equivalents	$3,249,000	$619,000
Receivables, net	4,539,000	4,988,000
Inventories	3,594,000	3,905,000
Prepaid expenses and other current assets	261,000	795,000
Total current assets	11,643,000	10,307,000
Equipment and leasehold improvements, net	3,301,000	3,415,000
Goodwill	4,579,000	4,579,000
Net intangible assets, including patents	4,538,000	3,686,000
Other assets	322,000	229,000
Total assets	$24,383,000	$22,216,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,878,000	$3,127,000
Accrued compensation	866,000	729,000
Current portion of long-term debt – bank term loan	333,000	333,000
Current portion of long-term debt – bank line of credit	500,000	--
Current portion of long-term debt – PFG	--	714,000
Current portion of long-term debt – MEDC	532,000	553,000
Total current liabilities	4,109,000	5,456,000
Long term debt, less current portion – bank term loan	667,000	334,000
Long term debt, net of debt discount and current portion – PFG	--	1,322,000
Long term debt, less current portion – MEDC	929,000	377,000
Warrant liability	26,000	292,000
Total liabilities	5,731,000	7,781,000

Shareholders' equity
Class A common stock, $.001 par value, 100,000,000 shares authorized; March 31, 2013 – 31,158,347 shares issued and outstanding; March 31, 2012 – 31,159,431 shares issued and outstanding	31,000	31,000
Additional paid-in capital	58,446,000	58,616,000
Accumulated deficit	(39,825,000)	(44,212,000)
Total shareholders' equity	18,652,000	14,435,000
Total liabilities and shareholders' equity	$24,383,000	$22,216,000

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
	Three months ended		Twelve months ended
	March 31, 2012	March 31, 2013	March 31, 2012	March 31, 2013
Sales, net	$6,504,000	$6,013,000	$29,495,000	$23,649,000
Cost of products sold	4,281,000	3,858,000	17,637,000	14,823,000
Gross profit	2,223,000	2,155,000	11,858,000	8,826,000

Operating expenses
Research and development	1,475,000	1,412,000	6,541,000	5,683,000
Sales and marketing	532,000	565,000	2,195,000	2,093,000
General and administrative	892,000	995,000	4,412,000	4,254,000
Amortization	345,000	305,000	1,374,000	1,181,000
Total operating expenses	3,244,000	3,277,000	14,522,000	13,211,000
Loss from operations	(1,021,000)	(1,122,000)	(2,664,000)	(4,385,000)

Other income (expense)
Net interest expense	(32,000)	(102,000)	(159,000)	(192,000)
Change in fair value of warrant liability	(13,000)	142,000	706,000	168,000
Other income (expense)	3,000	1,000	5,000	22,000
Total other income (expense)	(42,000)	41,000	552,000	(2,000)
Loss before benefit from income taxes	(1,063,000)	(1,081,000)	(2,112,000)	(4,387,000)

Benefit for income taxes	-	-	-	-

Net loss	$(1,063,000)	$(1,081,000)	$(2,112,000)	$(4,387,000)

Basic and diluted loss per share	(0.03)	(0.03)	(0.07)	(0.14)

Weighted average common shares outstanding	31,006,000	31,161,000	30,873,000	31,161,000

Non-GAAP Financial Measures
The Company provides Non-GAAP Net Income, EBITDA and adjusted EBITDA as supplemental financial information regarding the Company's operational performance. These Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP Net Income, EBITDA and adjusted EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from similar measures used by other companies. Reconciliation of Non-GAAP Net Income, EBITDA and adjusted EBITDA to GAAP net income and loss are set forth in the financial schedule section below.

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

RECONCILIATION OF NON-GAAP INCOME (LOSS) TO GAAP LOSS
	Three months ended		Twelve months ended
	March 31, 2012	March 31, 2013	March 31, 2012	March 31, 2013
Net income (loss)	$(1,063,000)	$(1,081,000)	$(2,112,000)	$(4,387,000)
Adjustments:
Change in warrant fair value	13,000	(142,000)	(706,000)	(168,000)
Amortization - intangibles/patents	345,000	305,000	1,374,000	1,181,000
Acquisition related expenses	--	100,000	--	100,000
Stock option compensation expense	51,000	43,000	531,000	167,000
Subtotal	409,000	306,000	1,199,000	1,280,000
Non-GAAP (loss)	$(654,000)	$(775,000)	$(913,000)	$(3,107,000)

Basic and diluted loss per share	$(0.02)	$(0.02)	$(0.03)	$(0.10)
Weighted average common shares outstanding	31,006,000	31,161,000	30,873,000	31,161,000

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO GAAP LOSS
	Three months ended		Twelve months ended
	March 31, 2012	March 31, 2013	March 31, 2012	March 31, 2013
Net income (loss)	$(1,063,000)	$(1,081,000)	$(2,112,000)	$(4,387,000)
Adjustments:
Net interest expense (income)	32,000	102,000	158,000	192,000
Warrant fair value adjustment	13,000	(142,000)	(706,000)	(168,000)
Depreciation expense	206,000	201,000	1,012,000	785,000
Amortization	345,000	305,000	1,374,000	1,181,000
Subtotal	596,000	466,000	1,838,000	1,990,000
EBITDA	$(467,000)	$(615,000)	$(274,000)	$(2,397,000)
Stock compensation	51,000	43,000	531,000	167,000
Adjusted EBITDA	$(416,000)	$(572,000)	$257,000	$(2,230,000)

About Advanced Photonix, Inc.

Advanced Photonix, Inc. ® (NYSE MKT: API) is a leading supplier with a broad offering of optoelectronic products to a global customer base. We provide optoelectronic solutions, high-speed optical receivers and terahertz instrumentation for telecom, homeland security, military, medical and industrial markets. With our patented technology and state-of-the-art manufacturing we offer industry leading performance, exceptional quality, and high value added products to our OEM customer base. For more information visit us on the web at www.advancedphotonix.com.

CONTACT: Torrey Hills Capital
Jim Macdonald
(858) 456-7300
jim@sdthc.com

SOURCE: Advanced Photonix, Inc.

RELATED LINKS: http://www.advancedphotonix.com

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474